Exhibit 99.1

MarketWise Reports Financial Results for First Quarter 2021

~ First Quarter 2021 Revenue Increase of 56.7% ~

~ Highest Total Billings in Company History ~

~ Paid Subscribers Grew 76.6% Year-Over-Year to Over 1.0 Million~

BALTIMORE, MD — (BUSINESS WIRE)—MarketWise, LLC (“MarketWise” or the “Company”), formerly known as Beacon Street Group, LLC, a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, today reported financial results for the three months ended March 31, 2021. As previously announced, the Company is in the process of rebranding and will be updating its website and other materials to the MarketWise brand over the coming weeks, but the Company’s website will remain beaconstreet.com until it is fully updated for the new brand. Upon completion of the closing of the Company’s transaction with Ascendant Digital Acquisition Corp. (NYSE: ACND), the combined entity plans to trade on the NASDAQ under the ticker symbol “MKTW”.

First Quarter 2021 Highlights(1)

•	Total revenue increased by 56.7% to $119.7 million compared to $76.4 million in first quarter 2020

•	Total Billings increased by 117.4% to $255.3 million compared to $117.5 million in first quarter 2020

•	Total net loss for the quarter was $615.1 million compared to $16.5 million in first quarter 2020, with the increase in net loss almost entirely attributable to stock-based compensation expense

•	Cash flow from operations for the quarter was $92.3 million compared to cash flow used in operations of $6.4 million in first quarter 2020

•	Adjusted CFFO increased by 277.8% to $98.0 million compared to $25.9 million in first quarter 2020

•	Adjusted CFFO less capital expenditures was $97.9 million compared to $25.7 million in first quarter 2020

•	Deferred revenue increased by 68.4% to $665.1 million compared to $394.9 million in first quarter 2020

•	Paid Subscribers increased by 76.6% to 1.0 million compared to 0.6 million in first quarter 2020

•	Free Subscribers increased by 84.2% to 10.9 million compared to 5.9 million in first quarter 2020

(1) See “Key Business Metrics and Non-GAAP Financial Measures” below.

“We are certainly pleased with our first quarter results,” said Mark Arnold, Chief Executive Officer of MarketWise. “Our business has accelerated over the past nine quarters as a result of the tremendous investment we made in our platform and as more subscribers have discovered our research products and expanded their use of our software solutions. Our results from the first quarter confirm that momentum and we are looking forward to closing our transaction with Ascendant in the coming weeks and continuing to serve our subscribers and focus on the organic and inorganic growth opportunities in front of us.”

“We continue to attract and retain the right subscribers. Our average revenue per user was $825 during the first quarter, an increase of 16.3% over the prior year period,” said Dale Lynch, Chief Financial Officer of MarketWise. “We believe we are a strong and balanced Rule of 50 company, and our first quarter 2021 results highlight this, with our revenue growth rate of approximately 57% plus Adjusted CFFO less capital expenditures as a percentage of Billings of approximately 38%. The scalable nature of our business allows us to deliver compelling and valuable content, analytics, and tools to our growing list of subscribers, while at the same time generating excellent financial returns and substantial free cash flow for our investors.”

Financial & Operational Results

Total revenues increased 56.7% to $119.7 million in first quarter 2021, compared to $76.4 million in first quarter 2020. The $43.3 million increase in total revenue was driven by increases in term subscription and lifetime subscription revenues of $31.3 million and $11.1 million, respectively. In particular, lifetime subscription growth and other deferred revenues from prior years continued to benefit us during the first quarter of 2021, contributing $94.8 million of revenue.

Total Billings for the three months ended March 31, 2021 increased by 117.4% to $255.3 million compared to $117.5 million in first quarter 2020. The increase in Billings reflected our strongest quarter in history on a cash subscription sales basis. It was primarily driven by strong lifetime and high value subscription sales, combined with strong new Paid Subscriber performance across our brands and publications.

Total net loss for the three months ended March 31, 2021 was $615.1 million compared to $16.5 million in first quarter 2020. The increase in loss is almost entirely attributable to stock-based compensation expense stemming from certain provisions under our current governing documents. Our stock-based compensation expense primarily relates to the value of newly vested Class B units, profits distributions to Class B unitholders and the change in value of previously vested Class B units. Our Class B units are classified as derivative liabilities as opposed to equity and remeasured to fair value at the end of each reporting period until settlement into equity, with the change in value included in overall stock-based compensation expense. However, following the consummation of the proposed transaction with Ascendant Digital Acquisition Corp. (the “Transaction”), we will adopt a new set of governing documents and all Class B units will be converted into common units of MarketWise, LLC, so distributions to common unitholders will not be expensed on our income statement. The remaining driver of the net loss this quarter was due to deferral of revenues to future periods.

Total Paid Subscribers increased by 144.6 thousand in first quarter 2021, reaching total Paid Subscribers of 1.0 million at March 31, 2021. This represents a 76.6% increase as compared to 0.6 million Paid Subscribers at March 31, 2020.

Total Free Subscribers increased sequentially by over 1.3 million in first quarter 2021. Our lead generation efforts across multiple operating companies began late in 2018 and has since intensified. Our Free Subscriber pool is now responsible for roughly 40.0% of our new Paid Subscribers, so the continued momentum in this area is fueling additional future growth in Paid Subscribers. Total Free Subscribers of 10.9 million at March 31, 2021 represents a 84.2% increase as compared to 5.9 million Free Subscribers at March 31, 2020.

Cash Flow

Adjusted CFFO was $98.0 million in the first quarter of 2021, compared to $25.9 million in first quarter 2020, driven by strong Billings growth. Adjusted CFFO less capital expenditures was $97.9 million in first quarter 2021 as compared to $25.7 million in first quarter 2020. Adjusted CFFO less capital expenditures as a percentage of Billings was 38.4% in first quarter 2021 as compared to 21.9% in first quarter 2020.

The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), to Adjusted CFFO for each of the periods presented:

	Quarter Ended March 31,
($ in 000s)	2020	2021
Net Cash Provided by Operating Activities	(6,384)	92,305
Plus: Profit Distributions to Class B Unitholders	32,313	5,651

Adjusted CFFO	25,929	97,956
Less: Capex	(184)	(13)

Adjusted CFFO less Capital Expenditures	25,745	97,943
Billings	117,453	255,303
Adjusted CFFO less Capital Expenditures Margin	21.9%	38.4%

For more information on Adjusted CFFO, see “Key Business Metrics and Non-GAAP Financial Measures” below.

About MarketWise

Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.

With more than 20 years of operating history, MarketWise is currently comprised of 12 primary customer facing brands, offering more than 160 products, and serving a community of more than 11 million free and paid subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-customer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and our vision is to become the leading financial solutions platform for self-directed investors.

Income Statement
	Three Months Ended
	March 31,	March 31,
($ in 000s)	2020	2021
Total Revenue	76,382	119,714
Operating Expenses
Cost of Revenue	14,681	132,812
Sales and Marketing	40,332	91,785
General and Administrative	36,453	507,429
Depreciation and Amortization	611	751
Research and Development	1,027	1,778
Related Party Expenses	50	20

Total Operating Expenses	93,153	734,574
Income (Loss) from Operations	(16,771)	(614,860)
Other (Income) Expense, net	(204)	228
Interest (Income) Expense, net	(105)	(5)

Net Income (Loss)	(16,462)	(615,083)
Net Income (Loss) Attributable to Non-Controlling Interest	39	(630)
Net Income (Loss) Attributable to MarketWise	(16,501)	(614,453)

Stock Based Compensation

	Three Months Ended
	March 31,	March 31,
($ in 000s)	2020	2021
Stock Based Compensation Expense
Vested Class B Units & Change in Fair Value of Class B Liability Awards	(11,816)	595,424
Profits distribution to Class B Unitholders included in stock based compensation expense	32,313	5,651

Total Stock Based Compensation Expense	20,497	601,074
Stock Based Compensation Line Item Summary
Cost of Revenue	3,168	114,349
Sales and Marketing	1,204	14,070
General and Administrative	16,125	472,656

Total Stock Based Compensation Expense	20,497	601,074

Note: Within our expenses historically are stock-based compensation expenses related to the Class B Units. Because MarketWise’s current operating agreement includes puts and calls for the Class B units, these current Class B Units are classified as liabilities as opposed to equity and remeasured to fair value at the end of each reporting period until settlement into equity, with the change in value being charged to stock-based compensation expense. Additionally, because the Class B Units are classified as liabilities on MarketWise’s consolidated balance sheet, all profits distributions made to the holders of the Class B Units are considered to be stock-based compensation expenses. As a result of the merger with Ascendant, in which all Class B Units will be converted into common units (with no calls or puts), MarketWise does not expect to continue recognizing stock-based compensation expenses related to the Class B Units for periods after the consummation of the Transaction. While going forward MarketWise does not expect to incur the levels of stock-based compensation expense MarketWise has historically as a result the liability-award classification of the Class B Units, MarketWise does expect to incur stock-based compensation expense in the ordinary course.

Key Business Metrics and Non-GAAP Financial Measures

In this release MarketWise discusses certain key business metrics, which we believe provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies who may calculate similarly titled metrics in a different way.

Billings is defined as amounts invoiced to customers.

Free Subscribers are defined as unique subscribers who have subscribed to one of our many free investment publications via a valid email address and continue to remain directly opted in, excluding any Paid Subscribers who also have free subscriptions.

Paid Subscribers are defined as the total number of unique subscribers with at least one paid subscription at the end of the period.

Average revenue per user is defined as the trailing four quarters of net Billings divided by the average number of quarterly total Paid Subscribers over that period.

We also discuss certain measures that are not determined in accordance with GAAP, namely Adjusted CFFO. MarketWise uses Adjusted CFFO to evaluate its ongoing operations and for internal planning and forecasting purposes. MarketWise believes that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. This non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for Adjusted CFFO to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

Adjusted CFFO is defined as net cash provided by operating activities plus profits distributions to Class B unitholders included in stock-based compensation expense, plus or minus any non-recurring items.

MarketWise believes that Adjusted CFFO is a useful indicator that provides information to management and investors about ongoing operating performance, to facilitate comparison of MarketWise’s results to those of peer companies over multiple periods, and for internal planning and forecasting purposes. We have presented Adjusted CFFO because we believe it provides investors with greater comparability of our operating performance without the effects of stock-based compensation expense related to holders of Class B units that will not continue following the consummation of the Transaction, because all Class B units will be converted into common units of MarketWise, LLC. Following the consummation of the Transaction, we will make certain tax distributions to our members in amounts sufficient to pay individual income taxes on their respective allocation of the profits of MarketWise, LLC at then-prevailing individual income tax rates. These distributions will not be recorded on our income statement and will be reflected on our cash flow statement as cash used in financing activities. The cash used to make these distributions will not be available to MarketWise for use in the business.

Adjusted CFFO has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as cash flow from operations. Some of the limitations of using Adjusted CFFO are that this metric may be calculated differently by other companies in our industry.

We expect Adjusted CFFO to fluctuate in future periods as we invest in our business to execute our growth strategy. These activities, along with any non-recurring items as described above, may result in fluctuations in Adjusted CFFO in future periods.

MarketWise Investor Relations Contact

Shannon Devine/ Jamie Lillis

Solebury Trout

(800) 290-4113

ir@marketwise.com

MarketWise Media Contact

Email: media@marketwise.com

Important Information About the Transaction and Where to Find It

In connection with the proposed Transaction, Ascendant Digital Acquisition Corp. (“ADAC”) filed a registration statement on Form S-4 with the SEC, which includes a proxy statement/prospectus, that will be both the proxy statement to be distributed to holders of ADAC’s ordinary shares in connection with its solicitation of proxies for the vote by ADAC’s shareholders with respect to the proposed Transaction and other matters as may be described in the registration statement, as well as the prospectus relating to the offer and sale of the securities to be issued in the Transaction. ADAC’s shareholders and other interested persons are advised to read the preliminary proxy statement/prospectus and, when available, the amendments thereto and the definitive proxy statement/prospectus and documents incorporated by reference therein filed in connection with the Transaction, as these materials will contain important information about MarketWise, ADAC and the Transaction. When available, the definitive proxy statement/prospectus and other relevant materials for the Transaction will be mailed to shareholders of ADAC as of a record date to be established for voting on the Transaction. Shareholders of ADAC will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov. In addition, the documents filed by ADAC may be obtained free of charge from ADAC’s website at www.ascendant.digital or by written request to ADAC at Ascendant Digital Acquisition Corp., 667 Madison Avenue, 5th Floor, New York, New York 10065.

Participants in the Solicitation

ADAC and MarketWise and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ADAC’s shareholders in connection with the Transaction. Information about ADAC’s directors and executive officers and their ownership of ADAC’s securities is set forth in the proxy statement/prospectus for the Transaction. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus for the Transaction. You may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between MarketWise and ADAC, including statements regarding the benefits of the Transaction, the anticipated timing of the Transaction, the products and services offered by MarketWise and the markets in which it operates and MarketWise’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including, but not limited to: (i) the risk that the Transaction may not be completed in a timely manner or at all, which may adversely affect the price of ADAC’s securities; (ii) the risk that the Transaction may not be completed by ADAC’s Transaction deadline and the potential failure to obtain an extension of the Transaction deadline if sought by ADAC; (iii) the failure to satisfy the conditions to the consummation of the Transaction, including the adoption of the business combinatoin agreement related to the Transaction by the shareholders of ADAC, the satisfaction of the minimum trust account amount following redemptions by ADAC’s public shareholders and the receipt of certain governmental and regulatory approvals; (iv) the lack of a third-party valuation in determining whether or not to pursue the proposed transaction; (v) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Transaction Agreement; (vi) the effect of the announcement or pendency of the Transaction on MarketWise’s business relationships, performance, and business generally; (vii) risks that the proposed transaction disrupts current plans of MarketWise and potential difficulties in MarketWise employee retention as a result of the proposed transaction; (viii) the outcome of any legal proceedings that may be instituted against MarketWise or against ADAC related to the Transaction Agreement or the proposed transaction; (ix) the ability to maintain the listing of ADAC’s securities on a national securities exchange; (x) the risk that the price of ADAC’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which MarketWise operates, variations in performance across competitors, changes in laws and regulations affecting MarketWise’s business, and changes in the combined capital structure; (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities; and (xii) the risk of downturns in the highly competitive investment research industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of ADAC’s Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and the registration statement on Form S-4 and proxy statement/prospectus discussed above and other documents filed by ADAC from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and MarketWise and ADAC assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Neither MarketWise nor ADAC gives any assurance that either MarketWise or ADAC will achieve its expectations.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Transaction. This communication shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.